Institutional Advisors LLC
Code of Ethics

Under rule 204A-1 of the Advisers Act, registered investment advisers are required to adopt and enforce a written code of ethics applicable to all supervised persons. The rule requires an adviser's code of ethics to set forth standards of conduct and require compliance with federal securities laws. The rule was designed to prevent fraud by reinforcing fiduciary principles that must govern the conduct of advisory firms and their personnel. The code of ethics must also address personal trading requiring advisers' personnel to report their personal securities holdings and transactions, including those in affiliated mutual funds, and must require personnel to obtain pre-approval of certain investments. Advisers are required to maintain copies of their codes of ethics and any records relating to the code and to describe their code of ethics to clients under the client disclosure requirements under Part II of Form ADV.

Advisers' codes are required to contain provisions reminding employees of their obligations to clients as well as provisions requiring reporting of personal securities transactions and holdings. In order to ensure that advisers' employees are made aware of their firms' standards, advisers would have to obtain (and keep) a written acknowledgement from each supervised person confirming that he or she received a copy of the code of ethics and any amendments.

Institutional Advisors LLC (IA) has always maintained a commitment to high standards of ethical conduct. The firm’s success depends on maintaining the trust of clients and the general public. This code is a reminder to all staff that it is their role to assure that these standards are an integral part of daily business. All staff is responsible to become familiar with, and maintain knowledge of, the laws, rules, and regulations of the SEC and the appropriate states.

Within the context of this code of ethics, an “access person” is synonymous with a “supervised person” due to the size of the company. In IA’s scenario, all personnel may have access to sensitive or non-public information which could be used in a manner detrimental to the interests of clients.

A. Standards of Conduct and Compliance with Laws

It is the responsibility of all supervisory personnel and employees to ensure that the adviser conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to its clients premised on fundamental principals of openness, integrity, honesty and trust. In all cases, the adviser must place the interest of clients first, and must avoid any circumstance that may appear to be in conflict with its duty of complete loyalty to the client. All personnel must report to the company any potential or actual conflicts of interest, and the company must disclose them to their clients.

Prohibited acts include:

•	Employing any device, scheme, or artifice to defraud;
•	Making any untrue statement of a material fact;
•	Omitting a material fact necessary to make a statement not misleading;
•	Engaging in any fraudulent or deceitful act, practice, or course of business; or,
•	Engaging in any manipulative practices.

B. Protection of Material Nonpublic Information

At all times, it is the adviser’s responsibility to safeguard sensitive information and to prevent access to material nonpublic information to any individuals who do not require access to perform their duties. Such information would include the adviser’s securities recommendations, as well as client securities holdings and transactions.

Access to sensitive information stored on the adviser’s accounting system is restricted by user ID and password at both the network and server levels. Access to documents stored in the adviser’s office is further restricted by physical locks.

The client may grant permission for disclosure of nonpublic information in writing, and a copy of the permission document must be maintained in the client file.

C. Personal Securities Trading

Each of the adviser’s supervised persons must periodically report their personal securities transactions and holdings to the adviser's Chief Compliance Officer (CCO). The CCO is required to review those reports to identify improper trades or patterns of trading by access persons.

1. Personal Trading Procedures

Due to the risks associated with employee securities transactions, the adviser and all supervised persons are required to adhere to the following guidelines:

•
Prior written approval before access persons can place a personal securities transaction in an IPO or private placement.  Pre-clearance may be authorized by the Company’s presiding officer and will be reviewed by the Company’s Chief Compliance Officer (CCO).

•
Maintenance of lists of issuers of securities that the advisory firm is analyzing or recommending for client transactions, and prohibitions on personal trading in securities of those issuers. The CCO will review trade blotters to ensure trades placed for these issuers do not violate procedure.

•
Maintenance of "restricted lists" of issuers about which the advisory firm has inside information, and prohibitions on any trading (personal or for clients) in securities of those issuers. The CCO will review trade blotters to ensure trades placed for these issuers do not violate procedure.

•
"Blackout periods" when client securities trades are being placed or recommendations are being made and access persons are not permitted to place personal securities transactions. The CCO will review trade blotters to ensure trades placed for these issuers do not violate procedure barring trades ahead of clients or on the same day as clients.

•
Reminders that investment opportunities must be offered first to clients before the adviser or its employees may act on them, and procedures to implement this principle. Trades must be allocated to clients’ accounts first before accounts in which an adviser’s personnel have an interest. The CCO will review trade blotters to ensure trades placed for these issuers do not violate procedure.

•
Prohibitions on "short-swing" trading and market timing. The CCO will review trade blotters to ensure trades placed for these issuers do not violate procedure. Any employee found to have engaged in this activity may not benefit from any profits derived from it.

•
Requirements to trade only through certain brokers, or limitations on the number of brokerage accounts permitted. The CCO will review trade blotters to ensure trades placed for these issuers do not violate procedure.

•	Requirements to provide the adviser with duplicate trade confirmations and account statements.

•
Procedures for assigning new securities analyses to employees whose personal holdings do not present apparent conflicts of interest. The CCO will review initial and annual holdings reports for all supervised personnel to facilitate the process.

2. Persons Subject to the Reporting Requirements

All supervised persons, called "access persons," are required to report their personal securities transactions and holdings. An access person is a supervised person who has access to nonpublic information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. A supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an access person.

Access persons will include portfolio management personnel and client service representatives who communicate investment advice to clients. These employees have information about investment recommendations whose effect may not yet be felt in the marketplace; as such, they may be in a position to take advantage of their inside knowledge. Administrative, technical, and clerical personnel are also access persons since their duties may give them access to nonpublic information.

Directors, officers and partners will also be considered access persons since the firm's primary business is providing investment advice.

3. Initial and Annual Holdings Reports

At the time of hiring, all personnel are required to provide a report of securities holdings, and at least once a year thereafter. For purposes of these reporting requirements, a copy of a securities account statement will suffice provided the statement shows all securities held by the individual, and the individual attests to the accuracy and completeness of the statement, and signs and dates the statement. The holdings report must be provided within 30 days of the date the person qualifies for reporting.  The CCO will review and maintain a file of the reports to ensure all activity is in compliance.

4. Quarterly Transaction Reports

All personnel are required to provide reports of securities transactions within 30 days after the close of the calendar quarter to the CCO.  A report is required even if no reportable transactions have occurred during the reporting period.

Review of personal securities transaction reports should include not only an assessment of whether the access person followed any required internal procedures, such as pre-clearance, but should also compare the personal trading to any restricted lists; assess whether the access person is trading for his or her own account in the same securities he or she is trading for clients, and if so whether the clients are receiving terms as favorable as the access person takes for himself or herself; periodically analyze the access person's trading for patterns that may indicate abuse, including market timing; investigate any substantial disparities between the quality of performance the access person achieves for his or her own account and that he or she achieves for clients; and investigate any substantial disparities between the percentage of trades that are profitable when the access person trades for his or her own account and the percentage that are profitable when he or she places trades for clients.

No reports are required with respect to transactions effected pursuant to an automatic investment plan or with respect to securities held in accounts over which the access person had no direct or indirect influence or control. For this purpose, a blind trust or a trust managed by a third party with full investment discretion would be exempt from reporting.

Access persons must submit holdings and transaction reports for "reportable securities" in which the access person has, or acquires, any direct or indirect beneficial ownership. An access person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person's household.

Rule 204A-1 treats all securities as reportable securities, with five exceptions designed to exclude securities that appear to present little opportunity for the type of improper trading that the access person reports are designed to uncover:

•	Transactions and holdings in direct obligations of the Government of the United States.

•	Money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

•	Shares of money market funds.

•	Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.

•	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

The rule thus requires access persons to report shares of mutual funds advised by the access person's employer or an affiliate, and is designed to help advisers (and our examiners) identify abusive trading by personnel with access to information about a mutual fund's portfolio.

D. Initial Public Offerings and Private Placements

All access persons must obtain the adviser's approval before investing in an initial public offering ("IPO") or private placement. Most individuals rarely have the opportunity to invest in these types of securities; therefore, an access person's IPO or private placement purchase raises questions as to whether the employee is misappropriating an investment opportunity that should first be offered to eligible clients, or whether a portfolio manager is receiving a personal benefit for directing client business or brokerage.

E. Reporting Violations

The adviser’s presiding officer is required to promptly report any violations of the code of ethics to the adviser's CCO. The adviser’s presiding officer will determine the appropriate sanctions, including, among other things, suspension or dismissal, and take any necessary action to prevent further violations.

F. Educating Employees about the Code of Ethics

The adviser will provide each supervised person with a copy of the code of ethics and any amendments. Each supervised person must acknowledge, in writing, his or her receipt of a copy of the code. At least annually, employees must certify that they have read, understood, and have complied with the code of ethics.

G. Adviser Review and Enforcement

The adviser's CCO will have primary responsibility for ensuring enforcement the adviser's code of ethics. The CCO must provide a report annually for the Board of Directors describing any issues arising under the code of ethics.

H. Recordkeeping

The adviser’s CCO is required to keep copies of the code of ethics, records of violations of the code, and actions taken as a result of the violations, and copies of their supervised persons' written acknowledgment of receipt of the code. Advisers must keep a record of the names of their access persons, the holdings and transaction reports made by access persons, and records of decisions approving access persons' acquisition of securities in IPOs and limited offerings.

The standard retention period required for books and records under rule 204-2 is five years, in an easily accessible place, the first two years in an appropriate office of the investment adviser. Codes of ethics must be kept for five years after the last date they were in effect. Supervised person acknowledgements of the code must be kept for five years after the individual ceases to be a supervised person. Similarly, the list of access persons must include every person who was an access person at any time within the past five years, even if some of them are no longer access persons of the adviser.

I. Amendment to Form ADV

Advisers are required to briefly describe their code of ethics to clients in Form ADV and, upon request, to furnish clients with a copy of the code of ethics.